Exhibit 3

Execution Copy

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of March 8, 2010, by and between Mark A. Libratore (the “Stockholder”), and Kinderhook Partners, L.P. (“Kinderhook”).

RECITALS

A.           WHEREAS, the Stockholder is, as of the date hereof, the beneficial holder of 15,642,858 shares of common stock of Liberator Medical Holdings, Inc., a Nevada corporation (the “Company”), par value $.001 per shares (the “Common Stock”), which constitutes 45.97% of the Company’s outstanding Common Stock;

B.           WHEREAS, Kinderhook is purchasing an aggregate of 4,666,667 shares (the “Kinderhook Shares”) of Common Stock of the Company pursuant to that certain Securities Purchase Agreement between Kinderhook and the Company, dated the date hereof (the “SPA”);

C.           WHEREAS, in connection with the consummation of the transactions contemplated by the SPA, the Stockholder has agreed to provide for the future voting of his shares of the Company’s Common Stock as set forth below.

NOW THEREFORE, in consideration of Kinderhook entering into the SPA and the mutual promises and covenants set forth herein, the parties hereto agree as follows:

1.	Kinderhook Director.

1.1           Upon the request of Kinderhook at any time during the term of this Agreement, the Stockholder agrees to vote or to cause to be voted all of the Shares (as defined below) now owned or hereafter acquired by such Stockholder or any of its affiliates or which such Stockholder or any of its affiliates may be empowered to vote from time to time and at all times in whatever manner as shall be reasonably necessary (including, without limitation, voting to amend the Company’s Certificate of Incorporation, if necessary, to increase the number of directors) to ensure that a director selected at Kinderhook’s sole discretion and request be elected to the Company’s board of directors (the “Kinderhook Director”).  Such Kinderhook Director shall be an additional director to be added as a member of the board of directors as such board is then currently constituted.  It is understood and agreed that the initial Kinderhook Director may be Morgan Duke.

1.2           Removal.  The Stockholder shall not vote to remove the Kinderhook Director, other than for Cause (as defined below).  “Cause” shall mean (i) the Kinderhook Director’s conviction of, or plea of nolo contendere, to a felony or crime involving moral turpitude, (ii) if it is finally judicially determined by a court of competent jurisdiction that the Kinderhook Director has violated his fiduciary duties to the Company in any material respect, or (iii) if the person serving as the Kinderhook Director would cause the Company to be in violation of any law or regulation material to the Company.  In any such situation, Kinderhook will be entitled to select another person to be elected or appointed to the Company’s Board of Directors in accordance with the terms of this Agreement and the SPA.

1.3           Shares.  “Shares” shall mean and include any and all shares of Common Stock, Preferred Stock and any other shares of capital stock of the Company, by whatever name called, which carry voting rights (including without limitation voting rights which arise by reason of default) and shall include any such shares now owned or subsequently acquired by the Stockholder, however acquired, including without limitation stock splits and stock dividends.

1.4           Vacancy.  The Stockholder agrees to vote all of his Shares from time to time and at all times in whatever manner as shall be reasonably necessary to ensure that in the event that a Kinderhook Director, for any reason, shall cease to serve as a member of the Board of Directors during his or her term in office, the resulting vacancy on the Board of Directors shall be filled in accordance with this Agreement.

1.5           Further Action.  The Stockholder agrees to take such further actions as shall be reasonably necessary to carry out the intent of this Agreement, including, but not limited to, calling a special meeting of stockholders or initiating or signing and delivering an action by written consent of the stockholders for the purpose of adding, electing or removing a director as contemplated hereby. The Stockholder shall vote all of his Shares entitled to vote at such meeting or in connection with such consent in accordance with this Agreement.

2.           Specific Enforcement.  The parties acknowledge and agree that the parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed by the parties in accordance with their specific terms or were otherwise breached.  Accordingly, it is agreed that the Stockholder and Kinderhook shall be entitled to an injunction to prevent breaches of this Agreement and to specifically enforce this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which the parties may be entitled at law or in equity.

3.           Grant of Proxy. Should the provisions of this Agreement be construed to constitute the granting of proxies, such proxies shall be deemed coupled with an interest and are irrevocable for the term of this Agreement.

(a)

4.           Termination.  This Agreement and the rights and obligations of the parties hereunder shall terminate and be of no further force or effect upon the earliest of (a) the fourth (4th) anniversary of the date of this Agreement and (b) such time as Kinderhook shall no longer hold at least seventy-five percent (75%) of the Kinderhook Shares.  Notwithstanding the foregoing, Kinderhook may terminate its rights under Section 1.1 in its discretion at any time upon notice to the Company.

5.	Miscellaneous.

5.1           Binding Effect.  This Agreement shall inure to the benefit of and shall be binding upon the respective parties hereto and their respective successors and permitted assigns. The Shares subject to this Agreement may be transferred or assigned by the Stockholder; provided, however, that, if such transfer or assignment is effected in a transaction other than a sale of Shares by means of a broker transaction through an Eligible Market (as defined in the SPA) or an underwritten public offering, then (i) Kinderhook must receive written notice prior to the time of said transfer or assignment, stating the name and address of said transferee or assignee, and (ii) such transferee or assignee must agree to be bound by the terms and conditions of this Agreement.  The right and obligations of the Stockholder to vote its Shares in accordance with this Agreement shall not be assignable other than to an affiliate of, or an entity under common investment management with, the Stockholder.

5.2           Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

5.3           Governing Law.  THE CORPORATE LAWS OF THE STATE OF NEW YORK SHALL GOVERN ALL ISSUES CONCERNING THE RELATIVE RIGHTS OF THE PARTIES HERETO, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS.  ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  THE COMPANY, THE STOCKHOLDER AND KINDERHOOK HEREBY IRREVOCABLY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN FOR THE ADJUDICATION OF ANY DISPUTE BROUGHT BY THE COMPANY, THE STOCKHOLDER OR KINDERHOOK HEREUNDER, IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE COMPANY, THE STOCKHOLDER OR KINDERHOOK, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, OR THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER.  EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF.  NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.  THE COMPANY, THE STOCKHOLDER AND KINDERHOOK HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.

5.4           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be signed by facsimile signature.

5.5           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on (a) the date of transmission, if such notice or communication is delivered via facsimile or email prior to 6:30 p.m. EST (if such transmission is delivered on or after 6:30 p.m. EST, then such transmission or communication shall be deemed to be the business date immediately following such transmission or communication), or (b) the business day immediately following the date of deposit with a nationally recognized overnight courier service.  The addresses, facsimile numbers and email addresses for such notices and communications are those set forth on the signature pages hereof, or such other address or facsimile number as may be designated in writing hereafter, in the same manner, by any such Person.

5.6           Severability.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

5.7           Costs of Enforcement.  If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings, the non-prevailing party shall pay all costs and expenses reasonably incurred by the prevailing party, including, without limitation, all reasonable attorney fees.  Notwithstanding the foregoing sentence, Kinderhook shall retain its right to indemnification, contribution, enforcement and other remedies pursuant to the terms of the SPA.

5.8           Entire Agreement.  This Agreement constitutes and contains the entire agreement of the parties with regard to the subject matter hereof and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties regarding the subject matter hereof.

5.9           Amendment.  This Agreement may be amended or terminated and the observance of any term of this Agreement may be waived with respect to the parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the prior written consent of each of the Company, the Stockholder and Kinderhook.  The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party or beneficiary hereto that did not consent in writing to such amendment, termination or waiver.  Any amendment, termination or waiver effected in accordance with this Section 8.9 shall be binding on all parties hereto.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

5.10           No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

STOCKHOLDER:

/s/ Mark A. Libratore
Mark A. Libratore

Address for Notice:

Liberator Medical Holdings, Inc.
2979 SE Gran Parkway
Stuart, FL 34997
Telephone: 772-287-2414
Facsimile No.: (772) 781-3867
Mark A. Libratore, President

With a copy to:

Siegel, Lipman, Dunay, Shepard & Miskel, LLP
The Plaza, Suite 801
5355 Town Center Road
Boca Raton, FL 33486
Tel: 561-368-7700
Fax: 561-368-9274
Email: jshepard@sldslaw.com

Attn: Jonathan Shepard, Esq.

KINDERHOOK PARTNERS, L.P.

By:	/s/ Morgan Duke
Name: Morgan Duke
Title: Associate

Address for Notice:

Kinderhook Partners, L.P.
1 Executive Drive
Suite 160
Fort Lee, NJ 07024
Attn: Morgan Duke
Telephone: (201) 461-0955
Facsimile No.: (201) 461-7793
Email: mduke@kinderhookpartners.com

With a copy to:

Proskauer Rose LLP
1585 Broadway
New York, NY 10036
Attn: Stuart Bressman, Esq.
Tel: 212-969-3000
Facsimile: 212-969-2900
Email: Sbressman@proskauer.com

Signature Page to Stockholder Agreement